Exhibit 4.3

STOCK OPTION PLAN - OPTION AGREEMENT

This Option Agreement is entered into between INMED PHARMACEUTICALS INC. (the “Company”) and the Optionee named below pursuant to the Company Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on _____________ (the “Grant Date”);

2.	_______________ (the “Optionee”);

3.	was granted the option (the “Option”) to purchase ________ Common Shares (the “Option Shares”) of the Company;

4.	for the price (the “Option Price”) of ______ per share;

5.	The following vesting provisions:

6.	this Option terminates on _________ (the “Expiry Date”);

all on the terms and subject to the conditions set out in the Plan. The Option Shares shall continue to be exercisable until the termination or cancellation thereof as provided in this Option Agreement and the Plan. However, should the Optionee cease to be an officer, director, employee or consultant (“Eligible Person”) due to his or her termination by the Company other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire vested unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is ninety (90) days after the Optionee ceases to be an Eligible Person.

To exercise your Option, deliver a written notice specifying the number of Optioned Shares you wish to acquire, together with cash or a certified cheque payable to the Company for the aggregate Option Price, to the Company. A certificate for the Optioned Shares so acquired will be issued by the transfer agent as soon as practicable thereafter.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

Acknowledgement – Personal Information

The undersigned hereby acknowledges and consents to:

(a)	the disclosure to the Toronto Stock Exchange and all other regulatory authorities of all personal information of the undersigned obtained by the Company; and

(b)	the collection, use and disclosure of such personal information by the Toronto Stock Exchange and all other regulatory authorities in accordance with their requirements, including the provision to third party service providers, from time to time.

Suite 310 – 815 West Hastings St., Vancouver, BC V6C 1B4 | T: 604.669.7207 | F: 778.945.6800 | www.inmedpharma.com

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement with an effective date of the _____ day of ___________, 20__.

INMED PHARMACEUTICALS INC.

Signature	Per:
Authorized Signatory

Print Name

Address

STOCK OPTION PLAN – EXERCISE NOTICE

To:	INMED PHARMACEUTICALS INC. (the “Company”)

The undersigned hereby irrevocably gives notice, pursuant to the Company’s stock option plan (the “Plan”), of the exercise of the option to acquire and hereby subscribes for:

(a)	all of the shares; or

(b)	________________ of the shares, which are the subject of the option certificate attached hereto.

Calculation of the total exercise price:

(i)	number of shares to be acquired on exercise:		shares

(ii)	multiplied by the exercise price per share:	$

(iii)	withholding taxes calculated	$

	TOTAL EXERCISE PRICE, enclosed herewith:	$

The undersigned tenders herewith a certified cheque, bank draft or wire transfer in an amount equal to the total exercise price of the aforesaid shares, as calculated above, and directs the Company to issue the share certificate evidencing said shares in the name of the undersigned to be mailed to the undersigned at the following address:

____________________________________________

____________________________________________

____________________________________________

DATED the __________ day of ____________, 20__________.

Signature of Option Holder

Name of Option Holder (please print)

Suite 310 – 815 West Hastings St., Vancouver, BC V6C 1B4 | T: 604.669.7207 | F: 778.945.6800 | www.inmedpharma.com